FIFTH  SUPPLEMENTAL  TRUST  INDENTURE



     This FIFTH SUPPLEMENTAL TRUST INDENTURE (this "Fifth Supplemental Indenture") is executed this 7th day of January, 1999 (the "Execution Date"), but effective as of December 28, 1998, by and between WRI HOLDINGS, INC. (the "Company"), a Texas corporation, and CHASE BANK OF TEXAS, N.A. (formerly known as TEXAS COMMERCE BANK NATIONAL ASSOCIATION) (the "Trustee"), a national banking association.


                        W  I  T  N  E  S  S  E  T  H:
                        -----------------------------

     WHEREAS, the Company and the Trustee executed that certain Trust Indenture dated December 28, 1984 (the "Original Trust Indenture") to secure the performance of the Company under the terms of that certain 16% Mortgage Bonds Due 1994 (the "Original Bonds") executed by the Company payable to the order of Weingarten Realty, Inc. ("WRI") dated December 28, 1984 in the face principal amount of THREE MILLION ONE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($3,150,000.00), payable as therein provided; and

     WHEREAS, WRI assigned and conveyed all of its property, both real and personal, including, without limitation, the Original Bonds, to Weingarten Realty Investors ("Weingarten"), a Texas real estate investment trust, as evidenced by that certain Master Deed and General Conveyance dated April 5, 1988, from WRI to Weingarten; and

     WHEREAS, effective as of December 28, 1994, the Company and Weingarten renewed and extended the maturity date of the Original Bonds to December 28, 1995 pursuant to the terms of that certain Bonds Renewal and Extension Agreement dated as of December 28, 1994 ("First Renewal"); and

     WHEREAS, effective as of December 28, 1995, the Company and Weingarten again renewed and extended the maturity date of the Original Bonds to December 28, 1996 pursuant to the terms of that certain Bonds Second Renewal and Extension Agreement dated as of December 28, 1995 ("Second Renewal"); and

     WHEREAS, effective as of December 28, 1996, the Company and Weingarten again renewed and extended the maturity date of the Original Bonds to December 28, 1997 pursuant to the terms of that certain Third Bonds Renewal and Extension Agreement dated as of December 28, 1996 ("Third Renewal"); and


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     WHEREAS,  effective  as  of  December  28, 1997, the Company and Weingarten
again renewed and extended the maturity date of the Original Bonds to December 28, 1998 pursuant to the terms of that certain Fourth Bonds Renewal and Extension Agreement dated as of December 28, 1997 ("Fourth Renewal") (the Original Bonds, as renewed and extended by the First Renewal, Second Renewal, Third Renewal, and the Fourth Renewal, being herein called the "Bonds"); and

     WHEREAS, the Company and Weingarten amended and supplemented the terms of the Original Trust Indenture to reflect the renewal and extension of the Bonds as provided in the First Renewal, Second Renewal, Third Renewal, and Fourth Renewal, such amendments being evidenced by (i) that certain Supplemental Trust Indenture dated as of December 28, 1994 among the Company, the Trustee and Weingarten, (ii) that certain Second Supplemental Trust Indenture dated as of December 28, 1995, among the Company, the Trustee, and Weingarten, (iii) that certain Third Supplemental Trust Indenture dated as of December 28, 1996 among the Company, the Trustee, and Weingarten, and (iv) that certain Fourth Supplemental Trust Indenture dated as of December 28, 1997, among the Company, the Trustee, and Weingarten (the Original Trust Indenture, as amended and supplemented by the Supplemental Trust Indenture, Second Supplemental Trust Indenture, Third Supplemental Trust Indenture, and Fourth Supplemental Trust Indenture being herein called the "Trust Indenture"); and

     WHEREAS, the Bonds mature on December 28, 1998, and the Company and Weingarten have agreed to renew and extend the maturity date of the Bonds and to continue the liens, pledges, and security interests securing the payment of the Bonds, as set forth in that certain Fifth Bonds Renewal and Extension Agreement ("Fifth Renewal") dated effective as of December 28, 1998, executed by the Company and Weingarten, Weingarten being the sole legal owner and holder of the Bonds; and

     WHEREAS, the Company and the Trustee desire to amend and supplement the Trust Indenture to reflect the renewal and extension of the maturity date of the Bonds to December 28, 1999.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

     1. Except as otherwise provided in this Fifth Supplemental Indenture, all capitalized terms used in this Fifth Supplemental Indenture shall have the meanings ascribed to those terms in the Trust Indenture.

     2. The Company and the Trustee acknowledge that the Company has re-affirmed its promise to pay to the order of the Payee, at 2600 Citadel Plaza Drive, Suite 300, Houston, Harris County, Texas 77008, the principal balance due and owing on the Bonds, with interest accrued thereon, as provided in the Bonds, except that the maturity date of the Bonds has been renewed and extended to December 28, 1999, at which time the unpaid principal balance of the Bonds, plus all accrued and unpaid interest thereon, shall be due and payable.


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     All liens, pledges, and security interests securing the Bonds granted under the terms of the Trust Indenture, are hereby renewed, extended and carried forward to secure payment of the Bonds, as hereby amended, and the Trust Indenture is hereby amended to reflect that the maturity date of the Bonds is December 28, 1999.

     3. The Company hereby represents and warrants to the Trustee that (a) the Company is the sole legal and beneficial owner of the Trust Estate; (b) the Company has the full power and authority to make the agreements contained in this Fifth Supplemental Indenture without joinder and consent of any other party; and (c) the execution, delivery and performance of this Fifth Supplemental Indenture will not contravene or constitute an event which itself or which with the passing of time or giving of notice or both would constitute a default under any trust deed, deed of trust, loan agreement, indenture or other agreement to which the Company is a party or by which the Company or any of its property is bound. The Company hereby agrees to indemnify and hold harmless the Trustee against any loss, claim, damage, liability or expense (including, without limitation, attorneys' fees) incurred as a result of any representation or warranty made by the Company in this Section 3 proving to be untrue in any material respect.

     4. To the extent that the Trust Indenture is inconsistent with the terms of this Fifth Supplemental Indenture, the Trust Indenture is hereby modified and amended to conform with this Fifth Supplemental Trust Indenture. Except as modified, renewed and supplemented by this Fifth Supplemental Indenture, the Trust Indenture remains unchanged and continues unabated and in full force and effect as the valid and binding obligation of the Company.

     5. The Company covenants and warrants that the Trustee is not in default under the Trust Indenture, as supplemented by this Fifth Supplemental Indenture (collectively referred to as the "Indenture"), that there are no defenses, counterclaims or offsets to the Bonds or the Indenture, and that all of the provisions of the Bonds and the Indenture are in full force and effect.

     6. The Company agrees to pay all costs incurred in connection with the execution and consummation of this Fifth Supplemental Indenture, including but not limited to, all recording costs and the reasonable fees and expenses of Trustee's counsel.

     7. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.

     8. The Company acknowledges and agrees that the outstanding principal balance of the Bonds as of December 28, 1998 is $3,150,000.00.


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     9.     Weingarten  joins  herein to consent to the amendment and supplement of the terms of the Trust Indenture, as set forth in this Fifth Supplemental Indenture and to acknowledge and represent that Weingarten is the sole owner and holder of the Bonds. Weingarten is an unincorporated trust organized under the Texas Real Estate Investment Trust Act. Neither the shareholders of Weingarten, nor its Trust Managers, officers, employees, or other agents shall be personally, corporately, or individually liable, in any manner whatsoever, for any debt, act, omission, or obligation of Weingarten, and all persons having claims of any kind whatsoever against Weingarten shall look solely to the property of Weingarten for the enforcement of their rights (whether monetary or non-monetary) against Weingarten.

     EXECUTED this day and year first above written, but effective for all purposes as of December 28, 1998.

WRI  HOLDINGS,  INC.



     By:
     Martin  Debrovner,  Vice  President
     "COMPANY"

CHASE  BANK  OF  TEXAS,  N.A.


     By:
Rhonda  L.  Parman,  Trust  Officer
     "TRUSTEE"

WEINGARTEN  REALTY  INVESTORS


     By:
Bill  Robertson,  Jr.,  Executive  Vice  President
     "WEINGARTEN"





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STATE  OF  TEXAS

COUNTY  OF  HARRIS

     This instrument was acknowledged before me on this ______ day of January, 1999, by Martin Debrovner, Vice President of WRI HOLDINGS, INC., a Texas corporation, on behalf of said corporation.


     Notary  Public,  State  of  Texas



STATE  OF  TEXAS

COUNTY  OF  HARRIS

     This instrument was acknowledged before me on this ______ day of January, 1999, by Rhonda L. Parma, Trust Officer of CHASE BANK OF TEXAS, N.A., a national banking association, on behalf of said national banking association.



     Notary  Public,  State  of  Texas



STATE  OF  TEXAS

COUNTY  OF  HARRIS

     This instrument was acknowledged before me on this ______ day of January, 1999, by Bill Robertson, Jr., Executive Vice President of WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust, on behalf of said real estate investment trust.



     Notary  Public,  State  of  Texas